Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2014, relating to the financial statements of Verint Systems, Inc., and the effectiveness of Verint System, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verint Systems, Inc. for the year ended January 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

June 9, 2014

New York, New York